Exhibit 5


                              Spartech Corporation
                            120 South Central Avenue
                             Clayton, Missouri 63105


                                 April 18, 2001




Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

I am the Vice President, General Counsel and Secretary of Spartech Corporation, a Delaware corporation (the "Registrant"). I am a duly licensed attorney and legal counsel for the Registrant.

In my capacity as legal counsel for the Registrant, I have examined the form of registration statement on Form S-8 (the "Registration Statement") proposed to be filed by the Registrant with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended, on or about the date of this letter, relating to 3,000,000 shares of the Registrant's common stock, par value $.75 per share (the "Common Stock"), which are subject to issuance by the Registrant pursuant to the Spartech Corporation 2001 Stock Option Plan (the "Plan").

I have examined such records, documents and proceedings of the Registrant and its board of directors and shareholders as I have deemed relevant and necessary as a basis for the opinion expressed herein.

Upon the basis of and in reliance on the foregoing, I am of the opinion that (a) the Common Stock has been duly authorized by the Registrant for issuance pursuant to the terms of the Plan, and (b) when so issued, the Common Stock will have been duly and validly issued and will be fully paid and non-assessable.

I hereby consent to filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to any references to me as counsel for the Registrant in the Prospectus forming a part of the Registration Statement.

                              Very truly yours,


                              s/JEFFREY D. FISHER

                              Vice President, General Counsel and Secretary